Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175067
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered	Per Unit	Price	Fee (1)
3.75% Convertible Senior Notes due 2016	$143,750,000 (2)	100.00%	$143,750,000	$16,689.38 (1)
Common Stock, par value $0.001 per share, underlying 3.75% Convertible Senior Notes due 2016	(3)	(3)	(3)	(4)
Series A Junior Participating Cumulative Preferred Stock Purchase Rights (5)	—	—	—	—

(1)	This filing fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-175067).

(2)	Equals the aggregate principal amount of 3.75% Convertible Senior Notes due 2016 (the “Convertible Notes”) to be registered hereunder, including $18,750,000 in aggregate principal amount of Convertible Notes that may be offered and sold pursuant to the exercise in full of the underwriters’ option to cover overallotments.

(3)	Includes shares of common stock issuable upon conversion of the registered Convertible Notes. No separate consideration will be received for any shares of common stock so issued upon conversion. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar capital adjustments.

(4)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.

(5)	Includes the rights to purchase Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the registrant that are attached to all shares of common stock issued pursuant to the terms of the registrant’s Shareholder Rights Agreement, dated November 14, 2008, as amended on September 25, 2009. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for common stock.

Prospectus

$125,000,000
3.75% Convertible Senior Notes due 2016

Interest payable June 15 and December 15

We are offering $125,000,000 principal amount of our 3.75% Convertible Senior Notes due 2016, or the notes. The notes will bear interest at a rate of 3.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011. The notes will mature on June 15, 2016.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2016 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price per share of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on and including the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events described below. On or after March 15, 2016 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus.

The conversion rate will initially be 38.1749 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $26.20 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to June 20, 2014. We may redeem the notes, at our option, in whole or in part, (1) on or after June 20, 2014 if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2015 regardless of the sale price condition described above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to purchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future liabilities of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Market under the symbol “PODD.” The last reported sale price of our common stock on The NASDAQ Global Market on June 23, 2011 was $19.77 per share.

Concurrently with this offering of the notes, certain of our stockholders are offering 1,153,420 shares of our common stock in an underwritten public offering. Neither offering is contingent on the completion of the other.

See “Risk factors” beginning on page 11 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note	Total

Public offering price(1)	$1,000	$125,000,000
Underwriting discounts and commissions	$30	$3,750,000
Proceeds, before expenses, to us	$970	$121,250,000

(1)	Plus accrued interest, if any, from June 29, 2011

We have granted the underwriter the right to purchase, exercisable within a 30-day period, up to an additional $18,750,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about June 29, 2011.

Sole book-running manager

J.P. Morgan

June 23, 2011

We have not and the underwriter has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where you can find more information” and “Incorporation of certain documents by reference.”

Unless expressly stated otherwise, all references in this prospectus to “the Company,” Insulet,” “we,” “us,” “our” or similar references mean Insulet Corporation and its subsidiaries on a consolidated basis. References to “Neighborhood Diabetes” refer to Neighborhood Holdings, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis, which we acquired on June 1, 2011 as more thoroughly described in “Prospectus summary—Recent developments—The Acquisition” and “The Acquisition.”

We have registered the trademarks OMNIPOD and the OMNIPOD design with the U.S. Patent and Trademark Office on the Principal Register. We have applied with the U.S. Patent and Trademark Office to register the trademark INSULET. The INSULET mark is subject to an ongoing opposition proceeding. This prospectus also includes or incorporates by reference trademarks, service marks and trade names of other companies.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference herein and therein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including those related to our recently announced acquisition of Neighborhood Diabetes. We may, in some cases, use words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our historical operating losses;

•	our dependence on the OmniPod System;

•	our ability to achieve and maintain market acceptance of the OmniPod System;

•	our ability to increase customer orders and manufacturing volume;

•	our ability to decrease manufacturing costs and improve our margins;

•	adverse changes in general economic conditions;

•	potential adverse effects of healthcare reform legislation;

•	our ability to raise additional funds in the future;

•	our ability to anticipate and effectively manage risks associated with doing business internationally, particularly in China;

•	our dependence on third-party manufacturers and suppliers;

•	our ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod;

•	potential adverse effects resulting from competition;

•	technological innovations adversely affecting our business;

•	potential termination of our license to incorporate a blood glucose meter into the OmniPod System;

•	our ability to protect our intellectual property and other proprietary rights;

•	conflicts with the intellectual property of third parties;

•	adverse regulatory or legal actions relating to the OmniPod System;

•	the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse effects of challenges to or investigations into our practices under these laws;

•	product liability lawsuits that may be brought against us;

•	unfavorable results of clinical studies relating to the OmniPod System or the products of our competitors;

•	our ability to expand and maintain our customer base;

•	our ability to attract and retain key personnel;

•	our ability to manage our growth;

•	potential adverse effects of any acquisitions or investments;

•	our ability to maintain compliance with the restrictions and covenants related to our indebtedness;

•	our ability to successfully maintain effective internal controls;

•	our ability to successfully manage and integrate the business acquired from Neighborhood Diabetes, the acquisition of which is described in “Prospectus summary—Recent developments—The Acquisition” and “The Acquisition”;

•	our ability to obtain consent and waivers to change of control provisions in Neighborhood Diabetes’ agreements with certain of its key partners;

•	our ability to successfully compete in the lines of business in which Neighborhood Diabetes is engaged that are new to us;

•	the volatility of the price of our common stock;

•	and other risks and uncertainties described in “Risk factors,” including those related to the acquisition of Neighborhood Diabetes and the risks related to the business of Neighborhood Diabetes, and in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 10, 2011.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. We encourage you to read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making an investment decision.

Our business

We are a medical device company that develops, manufactures and markets an innovative, discreet and easy-to-use insulin infusion system for people with insulin-dependent diabetes. Our proprietary OmniPod Insulin Management System, or OmniPod System, which consists of our OmniPod disposable insulin infusion device and our handheld, wireless Personal Diabetes Manager, is the only commercially-available insulin infusion system of its kind. Conventional insulin pumps require people with insulin-dependent diabetes to learn to use, manage and wear a number of cumbersome components, including up to 42 inches of tubing. In contrast, the OmniPod System features only two discreet, easy-to-use devices that eliminate the need for a bulky pump, tubing and separate blood glucose meter, provide for virtually pain-free automated cannula insertion, communicate wirelessly and integrate a blood glucose meter. We believe that the OmniPod System’s unique proprietary design offers significant lifestyle benefits to people with insulin-dependent diabetes.

The U.S. Food and Drug Administration, or the FDA, approved the OmniPod System in January 2005. In October 2005, we shipped our first commercial OmniPod System. We have progressively expanded our marketing efforts from an initial focus in the Eastern United States to having availability of the OmniPod System in the entire United States. In January 2010, we entered into a five year distribution agreement with Ypsomed Distribution AG, or Ypsomed, to become the exclusive distributor of the OmniPod System in 11 countries, subject to approved reimbursement. Through our partnership with Ypsomed, the OmniPod System is now available in seven markets, namely Germany, the United Kingdom, France, the Netherlands, Sweden, Norway and Switzerland. We expect that Ypsomed will begin distribution of the OmniPod System, subject to approved reimbursement, in the other markets under the agreement in the second half of 2011 and 2012. In February 2011, we entered into a distribution agreement with GlaxoSmithKline Inc., or GSK, to become the exclusive distributor of the OmniPod System in Canada. We expect that GSK will begin distributing the OmniPod System in Canada, subject to approved reimbursement, in the next few months. We focus our sales initiatives towards key diabetes practitioners, academic centers and clinics specializing in the treatment of diabetes patients, as well as individual diabetes patients. In May 2011, we submitted a Form 510K with the FDA to request approval of our next generation OmniPod System. The new OmniPod is approximately one-third smaller in size, one-quarter lighter in weight and one-third less expensive for us to produce. Once approved, we expect to transition our customer base over a six to twelve month period to the next generation OmniPod System.

On May 9, 2011, we reported our financial results for the period ended March 31, 2011. During the three months ended March 31, 2011, our revenue increased 36% to $28.3 million, compared to $20.8 million for the three months ended March 31, 2010. Gross profit for the three months ended March 31, 2011 was $13.5 million, representing a 48% gross margin, compared to a gross profit of $8.4 million, or a 40% gross margin, for the three months ended March 31, 2010.

Operating loss for the three months ended March 31, 2011 was $7.3 million, a 32% improvement compared to an operating loss of $10.7 million for the three months ended March 31, 2010. Total operating expenses were $20.8 million for the three months ended March 31, 2011, compared to $19.1 million for the three months ended March 31, 2010. Net interest expense decreased to $2.6 million in the first quarter of 2011, compared to $3.8 million in the first quarter of 2010, as a result of the termination of a facility agreement in the fourth quarter of 2010. Net loss for the first quarter of 2011 was $9.8 million, or $0.22 per share, compared to a net loss of $14.5 million, or $0.38 per share, for the first quarter of 2010.

Recent developments

The Acquisition

The Acquisition Agreement

On June 1, 2011, we, Nectar Acquisition I Corporation, a Delaware corporation and our wholly owned subsidiary (the “Merger Sub”), Neighborhood Holdings, Inc., a Delaware corporation (“Neighborhood Diabetes”), and the subsidiaries of Neighborhood Diabetes executed and consummated an Agreement and Plan of Merger (the “Acquisition Agreement”), pursuant to which we acquired Neighborhood Diabetes. The acquisition was effectuated by means of a merger of the Merger Sub with and into Neighborhood Diabetes (the “Acquisition”), with Neighborhood Diabetes surviving as our wholly owned subsidiary. Under the terms of the Acquisition Agreement, we acquired all of the outstanding preferred and common shares of Neighborhood Diabetes from its equity holders (the “Sellers”) for a purchase price of approximately $62.4 million, of which approximately $31.3 million was paid in cash at closing and approximately $24.4 million (or 1,197,631 shares) was paid in the form of our common stock, par value $0.001 per share (the “Shares”), subject to certain cash adjustments. See “Unaudited pro forma condensed combined financial statements” for more information related to the Acquisition purchase price.

In addition, $6.6 million in cash was held back by us at closing and placed in an escrow account to reimburse us and our affiliates for certain potential future claims for which they are entitled to be indemnified pursuant to the terms of the Acquisition Agreement. The term of the escrow is 12 months, after which any remaining amounts will be distributed to the Sellers if no claims are pending.

For more information regarding the Acquisition, including a description of the business of Neighborhood Diabetes, see “The Acquisition,” “Risk Factors—Risks related to the business of Neighborhood Diabetes” and “Risk Factors—Risks related to the Acquisition.”

Description of the business of Neighborhood Diabetes

Neighborhood Diabetes is a leading durable medical equipment, or DME, distributor specializing in direct to consumer sales of diabetes supplies. Based in Woburn, Massachusetts, with additional offices in Brooklyn, New York and Orlando, Florida, Neighborhood Diabetes serves more than 60,000 clients with Type 1 and Type 2 diabetes primarily in the northeast and southeast regions of the country with blood glucose testing supplies, insulin pumps, pump supplies and pharmaceuticals, among other supplies. More than 15,000 of Neighborhood Diabetes clients are insulin dependent with the majority of these clients using multiple daily injections, or MDI, therapy. We believe that Neighborhood Diabetes is one of the ten largest providers of diabetes products and supplies in the United States.

Neighborhood Diabetes delivers a differentiated “high-touch” service model to endocrinologists, insurers and clients, which supplements a comprehensive offering of diabetes management products with education, training and other support services. These services have been demonstrated to improve client adherence to their recommended therapy regimens, resulting in fewer long term complications and reduced costs of care. The value proposition for Neighborhood Diabetes to both doctors and insurers focuses on coupling a high level of client service with demonstrated cost reductions. This sales model has enabled Neighborhood Diabetes to drive increased referrals from a growing list of physician offices and insurers. The sales model has also created strong loyalty of its clients as clients enjoy being able to receive all of their diabetes supplies from one supplier.

Neighborhood Diabetes employs approximately 200 people across its three locations. The majority of these employees work in Neighborhood Diabetes’ reimbursement, pharmacy, billing and distribution areas. Clients place reorders either on monthly or quarterly cycles, depending on insurance coverage, for diabetes supplies which are then shipped or home delivered to the client. Neighborhood Diabetes has built a strong infrastructure in these areas that provide for adjudication of claims as either DME or through pharmacy benefits. Claims are adjudicated under private insurers, Medicaid or Medicare.

Neighborhood Diabetes’ business model requires collaboration with physicians, medical device manufacturers, pharmaceutical distributors, private insurers and public insurers such as The Center for Medicare & Medicaid Services, or CMS, who we collectively refer to as partners. Neighborhood Diabetes’ net sales are primarily generated from distributing diabetes supplies and pharmaceuticals pursuant to agreements with its partners.

Neighborhood Diabetes’ strategy to increase its revenue is to grow its customer base through direct sales and indirect referrals from partners and cross-selling additional products such as testing supplies, pump supplies or insulin to its existing customers. For the fiscal year ended June 30, 2010, Neighborhood Diabetes had $54.8 million of net sales, an increase of 23% from $44.5 million for the fiscal year ended June 30, 2009. Neighborhood Diabetes is profitable, with operating income of $2.3 million and $2.5 million in the fiscal years ended June 30, 2010 and June 30, 2009, respectively. For the nine months ended March 31, 2011, Neighborhood Diabetes reported net sales of $46.9 million and operating income of $3.0 million, representing approximately 17% net sales and 108% operating income growth from the nine months ended March 31, 2010. As of March 31, 2011, Neighborhood Diabetes had total assets of $16.9 million. For more information regarding the business of Neighborhood Diabetes, see “The Acquisition— Description of the business of Neighborhood Diabetes.”

Acquisition rationale

We believe that there is an opportunity to supply our customers with products such as test strips, sensors and insulin, in addition to providing OmniPods, and with its strong DME, pharmaceutical and Medicare operations, we believe Neighborhood Diabetes gives us critical infrastructure to take advantage of this opportunity. We expect that the Acquisition will increase our revenue and earnings growth as we begin providing the additional products that Neighborhood Diabetes distributes and the services it offers to our existing customers.

In addition, given the expected pending approval of our next generation OmniPod, the Acquisition immediately strengthens our back office processing capacity, a required investment in preparation for our expected domestic commercial expansion.

We believe that the Acquisition will:

•	provide us with a “full suite” diabetes management product offering, including the OmniPod System, blood glucose testing supplies, continuous glucose monitoring sensors and insulin;

•	accelerate our sales force expansion, improving overall reach, frequency and quality of communications with healthcare providers, insurers and customers;

•	strengthen our back office support capabilities with an experienced reimbursement and support infrastructure capable of processing substantially more customer claims to support our growing customer base;

•	significantly and immediately expand our access to insulin dependent multiple daily insulin injection patients who may be better served with the OmniPod System; and

•	provide us with the pharmacy adjudication capabilities to drive incremental sales of high value consumables including insulin and other diabetes drug therapies.

Concurrent offering of common stock

As part of the terms of the Acquisition Agreement, we granted registration rights to the Sellers pursuant to which we agreed to register the resale of the Shares, which we did pursuant to a registration statement filed with the SEC on June 7, 2011, and facilitate an underwritten secondary offering for the Shares. Pursuant to these registration rights, concurrently with the offering of notes, the Sellers are making a public offering of 1,153,420 of the Shares pursuant to a prospectus supplement, or the Selling Stockholders Offering. We are obligated to pay all expenses incurred by us in complying with our obligations to register such shares in the Selling Stockholders Offering, including registration and filing fees, printing expenses, legal and accounting fees and expenses, and we are required to reimburse the Sellers for any underwriters’ discounts incurred in connection with the Selling Stockholders Offering. The offering of notes is not contingent upon the consummation of the Selling Stockholders Offering, and the Selling Stockholders Offering is not contingent upon the consummation of the offering of notes. We will not receive any of the proceeds from the Selling Stockholders Offering. We refer to the Acquisition, the Selling Stockholders Offering and the offering of the notes, including our intended use of the estimated proceeds therefrom as described in “Use of proceeds,” collectively as the “Transactions.”

Our corporate information

Insulet Corporation is a Delaware corporation formed in 2000. Our principal offices are located at 9 Oak Park Drive, Bedford, Massachusetts 01730, and our telephone number is (781) 457-5000. Our website address is http://www.insulet.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

The offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer only to Insulet Corporation and not to its consolidated subsidiaries.

Issuer	Insulet Corporation, a Delaware corporation.

Securities	$125,000,000 principal amount of 3.75% Convertible Senior Notes due 2016 (plus up to an additional $18,750,000 principal amount to cover over-allotments).

Maturity	June 15, 2016, unless earlier purchased, redeemed or converted.

Interest	3.75% per year. Interest will accrue from June 29, 2011 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the notes—Events of default.”

Conversion rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 15, 2016, in multiples of $1,000 principal amount, only under the following circumstances:

• during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day;

• during the five business day period after any five consecutive trading day period, or the measurement period, in which the “trading price” (as defined under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

• if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the notes called for redemption; or

• upon the occurrence of specified corporate events described under “Description of the notes—Conversion rights—Conversion upon specified corporate events.”

On or after March 15, 2016 until the close of business on the second scheduled trading day immediately preceding the maturity date,

holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 38.1749 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $26.20 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as described herein). See “Description of the notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at our option	We may not redeem the notes prior to June 20, 2014. We may redeem the notes, at our option, in whole or in part, (1) on or after June 20, 2014 if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2015 regardless of the sale price condition described above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of redemption not less than 40 nor more than 60 calendar days before the redemption date to the trustee, the paying agent and each holder of notes. See “Description of the notes—Optional redemption.”

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of the notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, holders may require us to purchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. See “Description of the notes—Fundamental change permits holders to require us to purchase notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to any of our indebtedness that is not so subordinated;

• effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future liabilities of our subsidiaries.

As of March 31, 2011 after giving effect to the Acquisition, we and our subsidiaries would have had total consolidated indebtedness of $94.4 million (none of which would have been secured), and our subsidiaries would have had $9.4 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles, or GAAP) to which the notes would have been structurally subordinated. As of March 31, 2011 after giving effect to the Transactions, including issuance of the notes (assuming no exercise of the underwriter’s option to purchase additional notes and no repurchase of our 5.375% convertible senior notes due 2013), our total consolidated indebtedness would have been $219.4 million.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $120.8 million (or $139.0 million if the underwriter exercises its option to purchase additional notes in full), after deducting the underwriter’s discounts and estimated offering expenses from the offering of the notes. In addition, pursuant to the terms of the Acquisition Agreement, we have agreed to reimburse the Sellers for underwriters’ discounts and pay expenses related to the Selling Stockholders Offering, which we estimate will amount to $1.5 million. We intend to use the net proceeds for general corporate purposes, including to repurchase approximately $70 million principal amount of our outstanding 5.375% convertible senior notes due 2013 for approximately $85 million pursuant to individually negotiated transactions through J.P. Morgan Securities LLC as our agent.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Concurrent common stock offering	Concurrently with this offering of notes, the Sellers who received shares of our common stock as partial consideration in connection with the Acquisition are offering 1,153,420 shares of our common stock in the Selling Stockholders Offering. Neither offering is contingent on the completion of the other. We will not receive any proceeds from the sale of the shares of our common stock by the Sellers in the Selling Stockholders Offering, and pursuant to the terms of the Acquisition Agreement, we will pay all expenses that we incur in connection with the Selling Stockholders Offering, and reimburse the Sellers for underwriters’ discounts.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain material U.S. federal income tax considerations.”

Risk factors	See “Risk factors” beginning on page 11 of this prospectus and other information included or incorporated by reference in this prospectus, including the section entitled “1A. Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the factors you should carefully consider before deciding to invest in the notes.

NASDAQ Global Market symbol for our common stock	Our common stock is listed on The NASDAQ Global Market under the symbol “PODD.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association

Summary historical and unaudited pro forma consolidated financial data

The summary historical consolidated financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 are derived from our audited consolidated financial statements and the related notes, which are incorporated by reference herein. The summary historical consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2010 and 2011 have been derived from our unaudited consolidated financial statements and the related notes, which are incorporated by reference herein. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of the results to be expected in the future.

On June 1, 2011, we acquired Neighborhood Diabetes. See “The Acquisition.” We derived our summary unaudited pro forma consolidated financial data from our pro forma financial statements set forth in this prospectus under the heading “Unaudited pro forma condensed combined financial statements.” The pro forma financial statements are based on our audited and unaudited historical consolidated financial statements and those of Neighborhood Diabetes, which are incorporated by reference in this prospectus, after giving effect to the Acquisition, and were prepared based upon the purchase method of accounting in accordance with GAAP and by applying the assumptions and adjustments described in the notes accompanying the pro forma financial statements. The summary unaudited pro forma consolidated financial data presented below gives effect to the Acquisition as if it occurred on January 1, 2010 for the pro forma statement of operations data, and as of March 31, 2011 for the pro forma balance sheet data.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed consolidated combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. We expect to incur additional costs related to employee severance and other restructuring costs related to the Acquisition. We have not yet completed our assessment and do not have an estimate of these costs. These costs will be accounted for in accordance with Accounting Standards Codification 805 Business Combinations, or ASC 805. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values.

The following summary information should be read in conjunction with “Capitalization” and “Unaudited pro forma condensed combined financial statements.” In addition, this information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, and Neighborhood Diabetes’ consolidated financial statements and the related notes thereto, which are incorporated by reference herein from our Current Report on Form 8-K, filed by us with the SEC on June 7, 2011.

						Pro forma
							Three
						Year	months
				Thee months ended		ended	ended
	Year ended December 31,			March 31,		December 31,	March 31,
(in thousands, except share and per share data)	2008	2009	2010	2010	2011	2010	2011

Consolidated statements of operations data:
Revenue	$36,059	$66,032	$96,966	$20,807	$28,258	$156,175	$43,471
Cost of revenue	40,643	47,735	53,240	12,422	14,725	92,170	24,683

Gross profit (loss)	(4,584)	18,297	43,726	8,385	13,533	64,005	18,788

Operating expenses:
Research and development	13,104	13,231	16,566	3,847	4,589	16,566	4,589
General and administrative	23,750	26,842	26,667	6,959	7,211	49,377	12,775
Sales and marketing	39,734	37,583	34,695	8,309	9,006	34,695	9,006
Restructuring and impairment of assets	8,170	–	4,431	–	–	4,431	–

Total operating expenses	84,758	77,656	82,359	19,115	20,806	105,069	26,370

Operating loss	(89,342)	(59,359)	(38,633)	(10,730)	(7,273)	(41,064)	(7,582)
Other expense, net	(5,429)	(12,985)	(22,526)	(3,761)	(2,575)	(22,993)	(2,629)

Net loss attributable to common stockholders	$(94,771)	$(72,344)	$(61,159)	$(14,491)	$(9,848)	$(64,057)	$(10,211)
Net loss per share basic and diluted(1)	$(3.43)	$(2.43)	$(1.54)	$(0.38)	$(0.22)	$(1.57)	$(0.22)

Weighted-average number of share used in calculating net loss per share	27,611,003	29,727,106	36,607,899	37,888,258	45,583,242	40,805,530	46,780,873

	As of December 31,		As of	Pro forma as of
(in thousands)	2009	2010	March 31, 2011	March 31, 2011

Consolidated balance sheet data:
Cash and cash equivalents	$127,996	$113,274	$104,488	$66,696
Working capital	134,491	123,507	116,740	81,622
Total assets	172,858	156,233	148,926	178,650
Long-term debt	89,136	69,433	70,857	71,398
Other long-term liabilities	1,999	1,619	1,492	1,581
Total stockholders’ equity	61,910	66,231	59,780	80,746

(1)	See note 4 to our audited consolidated financial statements, which are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2010, for an explanation of the method used to calculate basic and diluted net loss per common share.

Risk factors

An investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Item 1A. Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2010, and the information contained in all of the documents that are incorporated by reference herein. See “Incorporation of documents by reference.” The risks and uncertainties described below and incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations would suffer. In that event, the value of the notes and the market or trading price of our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements.”

Risks related to the business of Neighborhood Diabetes

In addition to the following risks, Neighborhood Diabetes’ business is subject to risks that apply to our existing business, including the risks associated with operating in a highly regulated environment that is subject to numerous laws relating to patient protection and the safe, effective and cost-efficient provision of medical products that are described in our Annual Report on Form 10-K for the year ended December 31, 2010.

Competition among distributors in the diabetes testing supply and insulin pump and pump supply market, as well as the broader healthcare industry, is significant and could impair Neighborhood Diabetes’ ability to attract and retain clients.

Competition among distributors in the diabetes testing supply and insulin pump and pump supply market, which Neighborhood Diabetes serves, is significant. Neighborhood Diabetes competes with a wide variety of market participants, including national, regional and local distributors such as Liberty Medical Supply Inc., CCS Medical, Simplex Medical, Inc. and Edgepark Medical Supplies. Neighborhood Diabetes’ competitors include many profitable and well-established companies that have significantly greater financial, marketing and other resources than us.

Neighborhood Diabetes competes primarily on the basis of its high touch service model, which we believe distinguishes it from other market participants. To attract new clients and retain existing clients, Neighborhood Diabetes must continually provide quality services to its clients and assist healthcare providers and insurers with managing their costs. We cannot be sure that Neighborhood Diabetes will continue to remain competitive, nor can we be sure that we will be able to market Neighborhood Diabetes’ distribution capabilities and services to clients successfully.

Part of Neighborhood Diabetes’ ability to remain profitably competitive in winning and retaining business relies on its ability to maintain reimbursement rates and product supply costs in ranges that produce a positive sales margin. Decreased competition among product manufacturers and payors may impact Neighborhood Diabetes’ ability to achieve favorable terms. Neighborhood Diabetes’ largest payor partner, the Medicare Program, represented a significant portion of Neighborhood Diabetes’ net sales for the year ended June 30, 2010 and the nine months ended March 31, 2011. Medicare reimbursement rates are reset annually by CMS and are typically subject to downward pressure. Significant reimbursement decreases by Medicare without a corresponding ability to secure lower supply costs could materially and adversely affect operations.

Consolidation of payor entities within the markets Neighborhood Diabetes serves, as well as the consolidation of competitors, or suppliers could impair Neighborhood Diabetes’ ability to attract and retain clients.

Certain of our leading competitors are key suppliers of Neighborhood Diabetes.

Certain of our competitors, which manufacture and sell insulin pumps and related supplies that compete directly with our OmniPod System, are key suppliers of Neighborhood Diabetes. Revenue generated from these supply agreements accounted for a significant portion of Neighborhood Diabetes’ net sales for the year ended June 30, 2010 and the nine months ended March 31, 2011. In addition, Neighborhood Diabetes’ contracts with these competitors contain change of control clauses that entitle them to terminate their supply agreements as a result of the Acquisition. Any advantages that we gain by our ability to market our OmniPod System to Neighborhood Diabetes’ current patients could be outweighed by Neighborhood Diabetes’ inability to preserve its relationships with its key suppliers. If these suppliers terminate their supply agreements with Neighborhood Diabetes, or if they seek to renegotiate them on less attractive terms, Neighborhood Diabetes’ financial condition, margins and results of operations could be materially and adversely affected, which in turn could materially and adversely affect our business and results of operations.

Failure to retain key payor partners and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues and decreased profitability of the Neighborhood Diabetes business.

If several of Neighborhood Diabetes’ payor partners terminate, cancel or do not renew their agreements with Neighborhood Diabetes or stop contracting with Neighborhood Diabetes for some of the products Neighborhood Diabetes provides because they accept a competing proposal or for any other reason, and Neighborhood Diabetes is not successful in generating new sales with comparable operating margins to replace the lost business, Neighborhood Diabetes’ revenues and results of operations could suffer, which in turn could materially and adversely affect our revenues and results of operations.

In addition, Neighborhood Diabetes’ business may not be immune to the general risks and uncertainties affecting many other companies, such as overall U.S. and non-U.S. economic and industry conditions, global economic slowdown or geopolitical events. Neighborhood Diabetes’ revenues and results of operations could suffer, for example, if employers drop healthcare coverage for some or all of their employees, including retirees, as a result of weakness in the economy, changes in law, rising costs or for any other reason, which in turn could materially and adversely affect our revenues and results of operations.

Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for Neighborhood Diabetes distribution services or to reduced profitability.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including prescription drug costs, are underway at the federal and state government levels. The recently enacted healthcare reform legislation, along with associated proposed and interim final rule-making, may have an adverse impact on Neighborhood Diabetes’ business. For example, the federal Retiree Drug Subsidy is less valuable to Neighborhood Diabetes’ clients due to the change in tax treatment of the subsidy. As a result, Neighborhood Diabetes’ clients may choose to drop or limit retiree prescription drug coverage. Further, private plan sponsors may react to the new laws and the uncertainty surrounding them by reducing, foregoing or delaying engaging Neighborhood Diabetes’ to distribute products. We cannot accurately predict the complete impact of healthcare reform legislation, but it could lead to a decreased demand for Neighborhood Diabetes’ distribution services and other outcomes that could adversely impact Neighborhood Diabetes’ business and financial results, which in turn could materially and adversely impact our business and financial results.

In addition, the healthcare reform legislation significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care and fee-for-service programs. Some of these initiatives purport to, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. While we expect the U.S. Congress and state legislatures to continue to consider legislation affecting managed care plans, we cannot predict the extent of the impact of future legislation on Neighborhood Diabetes. However, these initiatives could limit business practices and impair Neighborhood Diabetes’ ability to serve its clients, which could materially adversely affect our business and results of operations.

If Neighborhood Diabetes does not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, gross margins may decline, which could adversely affect our business and results of operations.

Neighborhood Diabetes has contractual relationships with product device manufacturers and pharmaceutical manufacturers and wholesalers providing Neighborhood Diabetes with purchase discounts and rebates on products distributed by Neighborhood Diabetes and drugs dispensed from Neighborhood Diabetes’ mail-order pharmacies. Most of these discounts and rebates are generally passed on to payors in the form of lower contracted reimbursement rates. Manufacturer rebates often depend on Neighborhood Diabetes’ ability to meet contractual market share or other requirements.

Neighborhood Diabetes’ payor partners often have contractual rights relating to their formulary structure, and while Neighborhood Diabetes’ programs aim to maximize savings to payors, they are often making specific choices regarding which products and drugs to place on their formularies. Neighborhood Diabetes’ profitability can be impacted by these payor decisions. In addition, the pharmaceutical industry (both manufacturers of brand-name drugs, as well as generic drugs) continues to consolidate and this may impact Neighborhood Diabetes’ drug purchasing costs and profitability.

Changes in existing federal or state laws or regulations or in their interpretation by courts and agencies or the adoption of new laws or regulations (such as the Patient Protection and Affordable Care Act enacted on March 23, 2010) relating to patent term extensions, purchase discount and rebate arrangements with manufacturers, as well as some of the other services Neighborhood Diabetes provides to manufacturers, could also reduce the discounts or rebates Neighborhood Diabetes receives and adversely impact its business, financial condition, liquidity and operating results, which in turn could materially and adversely affect our business and results of operations.

Neighborhood Diabetes’ business is dependent on its relationships with a limited number of suppliers and health plans. As such, the loss of one or more of these relationships, could significantly impact our ability to sustain and/or improve our financial performance.

Neighborhood Diabetes derives a significant percentage of its net sales and profitability from its relationships with a limited number of suppliers and payors. Neighborhood Diabetes’ agreements with its suppliers and payors may be short-term and cancelable by either party without cause on 30 to 365 days prior notice. These agreements may limit Neighborhood Diabetes’ ability to provide distribution services for competing products during the term of the agreement and allow the supplier to distribute through channels other than Neighborhood Diabetes. Further, certain of these agreements allow pricing and other terms of these relationships to be periodically adjusted for changing market conditions or required service levels. A termination or modification to any of these relationships could have a material adverse effect on Neighborhood Diabetes’ business, financial condition and results of operations, which in turn could have a material and adverse effect on our business and results of operations.

Neighborhood Diabetes has received a significant percentage of its historical net sales from Medicare reimbursement. Medicare reimbursement rates are reset annually by CMS and are typically subject to downward pressure. Furthermore, the Medicare Program is able to reset reimbursement rates and terminate contracts at will. In addition, participation in the Medicare program requires strict compliance to a complex set of regulatory requirements. Failure to meet those requirements can result in the loss of the ability to participate as a Medicare supplier, which could have a material and adverse effect on Neighborhood Diabetes business and results of operations, which in turn could have a material and adverse affect on our business and results of operations.

Certain revenues from diabetes testing supplies and Neighborhood Diabetes’ Medicare Part D offerings expose Neighborhood Diabetes to increased billing, cash application and credit risks. Additionally, current economic conditions may expose Neighborhood Diabetes to increased credit risk.

Net sales from Neighborhood Diabetes’ distribution of diabetes testing supplies depend on the continued availability of reimbursement by government and private insurance plans. The government’s Medicare regulations are complex and, as a result, the billing and collection process is time-consuming and typically involves the submission of claims to multiple payors whose payment of claims may be contingent upon the payment of another payor. Because of the coordination with multiple payors and the complexity in determining reimbursable amounts, these accounts receivable have higher risk in collecting the full amounts due and applying the associated payments.

The Medicare Part D product offerings that Neighborhood Diabetes distributes require premium payments from members for the ongoing benefit, as well as amounts due from CMS. As a result of the demographics of the consumers covered under these programs and the complexity of the calculations, as well as the potential magnitude and timing of settlement for amounts due from CMS, these accounts receivable are subject to heightened billing and realization risk.

Additionally, Neighborhood Diabetes may be subject to increased credit risk associated with state and local government agencies experiencing increased fiscal challenges. As a result of these aforementioned risks, Neighborhood Diabetes may be required to record bad debt expenses, which could materially and adversely affect our results of operations and liquidity.

The implementation of a national-mail order competitive bid program by CMS could negatively affect Neighborhood Diabetes’ operating results.

Relative to Neighborhood Diabetes’ diabetes testing supplies business, the Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Competitive Bid Program, or the Program, provides for a phased-in program for competitive bidding on certain durable medical equipment items, including mail-order diabetes testing supplies. In July 2010, as part of the Program, CMS announced new single payment amounts for diabetes testing supplies, which averaged 56% off the current fee schedule amounts for such supplies under round one, impacting a limited number of geographic areas. Neighborhood Diabetes’ bid was not aligned with these single payment amounts. In November 2010, CMS announced the names of the winners for round one, where reimbursement rates became effective January 2011 for the limited number of geographic areas. Although Neighborhood Diabetes will not be a contracted supplier in the competitively bid areas, round one of the Program affects a small portion of Neighborhood Diabetes’ base membership. Moreover, Congressional action has provided CMS with additional authority to use pricing information gathered during the Program for purposes of establishing reimbursement rates in geographic areas not subject to competitive bidding. CMS also announced in November 2010 some general parameters relating to a national mail-order competitive bid program. While CMS implementation of a national mail-order competitive bid program is not expected until at least 2013, if such a program is implemented and depending upon the level of reduction in reimbursement rates of the final bid program, Neighborhood Diabetes’ operating results could be materially and adversely affected, which in turn could materially and adversely affect our operating results.

Risks related to the Acquisition

We will incur significant transaction, integration and other costs in connection with the Acquisition and these costs may exceed the realized benefits, if any, of the synergies and efficiencies from the Acquisition.

We have incurred significant transaction costs related to the Acquisition. In addition, we will incur integration costs as we integrate the Neighborhood Diabetes’ business with our own. Financial, managerial and operational challenges of the Acquisition may include:

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating Neighborhood Diabetes’ products and technologies;

•	risks associated with acquiring intellectual property;

•	difficulties in operating Neighborhood Diabetes profitably;

•	the inability to achieve anticipated synergies, cost savings or growth;

•	potential loss of key employees, particularly those of Neighborhood Diabetes;

•	difficulties in transitioning and maintaining key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience;

•	unanticipated costs; and

•	potential disputes with the Sellers of Neighborhood Diabetes.

No assurances can be given that the expected benefit of synergies and efficiencies of the Acquisition will exceed the transaction and integration costs and the costs associated with these potential financial, managerial and operational challenges, or that expected benefits and synergies and efficiencies will be achieved in the near term or at all.

Certain of Neighborhood Diabetes’ contracts with its key partners contain change of control clauses, and we may be unable to obtain the consents that are required to be given under such contracts in connection with the Acquisition.

Neighborhood Diabetes’ agreements with certain of its partners contain change of control clauses that could allow its contractual counterparties to terminate their commercial relationships with Neighborhood Diabetes as a result of the Acquisition. These agreements include Neighborhood Diabetes’ supply agreements with certain blood glucose testing supply manufacturers and pump and pump supply companies. If any portion of these companies whose agreements with Neighborhood Diabetes generate a significant portion of Neighborhood Diabetes’ net sales terminate their relationships with Neighborhood Diabetes, it could have a material adverse effect on Neighborhood Diabetes’ business, financial condition and results of operations, which in turn could materially and adversely affect our business and results of operations.

The unaudited pro forma financial information included elsewhere in this prospectus may not be representative of our results of operations or financial condition as an integrated company, and accordingly, you have limited financial information on which to evaluate the combined company.

Until June 1, 2011, we and Neighborhood Diabetes operated as separate companies. Accordingly we have had no material history as a combined entity and our operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Acquisition been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Acquisition. The pro forma financial information does not reflect future events that may occur after the Acquisition, including the potential realization of operating cost savings, the incurrence of costs related to the planned integration, the reactions of our and Neighborhood Diabetes’ customers and competitors or the termination or renegotiation of the terms of certain of Neighborhood Diabetes’ key contracts, and does not consider potential impacts of current market conditions on revenues or expenses.

We have made certain assumptions relating to the Acquisition that may prove to be materially inaccurate.

The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the Acquisition that we believe are reasonable under the circumstances, but we cannot assure you that our assumptions will prove to be accurate over time. Our assumptions may be inaccurate, including as the result of higher than expected transaction and integration costs as well as general economic and business conditions that could adversely affect the combined company. For example, the purchase price for Neighborhood Diabetes was $54.8 million more than Neighborhood Diabetes’ net book value as of March 31, 2011. Accordingly, we recorded a substantial amount of goodwill and other intangible assets as a result of the Acquisition. In the event that industry, competitive or technological factors become unfavorable, we may incur future impairment of the value of goodwill and other intangible assets acquired through the Acquisition. Under GAAP, we are not allowed to amortize goodwill or other indefinite-lived intangible assets. Instead, we are required to periodically determine if our goodwill and other indefinite-lived intangible assets have become impaired, in which case we would write down the impaired portion of our goodwill and/or other indefinite-lived intangible assets. If we were required to write down all or part of our goodwill or other indefinite-lived intangible assets, our net income (loss) and stockholders’ equity could be materially and adversely affected.

The historical financial information of Neighborhood Diabetes incorporated by reference in this prospectus may not be representative of the future financial results of the Neighborhood Diabetes’ business.

The historical growth of Neighborhood Diabetes’ revenues has been rapid, and it may not be representative of Neighborhood Diabetes’ future financial performance. We cannot assure you that Neighborhood Diabetes’ business will continue to grow at historical rates, or at all. If Neighborhood Diabetes’ business does not significantly grow in future periods, the expected benefits of the Acquisition will be diminished.

Neighborhood Diabetes may have unknown liabilities or liabilities which exceed our estimates. Any such liabilities could adversely affect the financial position of the combined company.

Neighborhood Diabetes’ primary business activities center around the sale of diabetes related products, equipment and pharmaceuticals in the Eastern United States. These activities may have associated with them various potential liabilities relating to the conduct of its business prior to the Acquisition, including, but not limited to, product liability, liability for unpaid taxes, claims by governmental or regulatory authorities or third parties regarding the marketing and distribution of, or the reimbursement for the sale of its products and other potential liabilities that could adversely affect the financial position of the combined company. Upon consummating the Acquisition on June 1, 2011, we assumed these potential liabilities. While we have evaluated and continue to evaluate what we believe to be the most significant of these potential liabilities, it is possible that certain unknown liabilities could be realized and other liabilities (including those that we have fully evaluated and those that we have not fully evaluated) may exceed our estimates. Further adjustments may be made to our preliminary pro forma purchase price accounting adjustments based on the completion of the final valuation of the Acquisition and other reviews. Specifically, we will complete a valuation of Neighborhood Diabetes’ fixed assets and intangible assets and evaluation of contingent liabilities, and our final valuation may include the realization or quantification of contingent liabilities that are currently not included in the preliminary pro forma purchase price adjustments, which could adversely affect the financial position of the combined company.

Risks related to the notes and this offering

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness that is not so subordinated, including our 5.375% convertible senior notes due 2013, the principal amount of which is $85 million (and of which we expect $10 million to be outstanding after the application of the net proceeds from this offering); effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future liabilities of our subsidiaries. See “Description of other material indebtedness.” In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2011 after giving effect to the Acquisition, we and our subsidiaries would have had total consolidated indebtedness of $94.4 million (none of which would have been secured), and our subsidiaries would have had $9.4 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of March 31, 2011 after giving effect to the Transactions, including issuance of the notes (assuming no exercise of the underwriter’s option to purchase additional notes and no repurchase of our 5.375% convertible senior notes due 2013), our total consolidated indebtedness would have been $219.4 million.

The notes are our obligations only and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries, primarily Neighborhood Diabetes.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries, primarily Neighborhood Diabetes. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We may not be able to generate sufficient cash to service all of our indebtedness. We may be forced to take other actions to satisfy our obligations under our indebtedness or we may experience a financial failure.

Our ability to make scheduled payments on or to refinance our debt obligations, including our outstanding 5.375% convertible senior notes due 2013 that will remain outstanding after this offering and the notes offered hereby, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our future debt agreements. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or obtain sufficient proceeds from those dispositions to meet our debt service and other obligations then due.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we anticipate using all of the net proceeds in this offering for general corporate purposes, including to repurchase approximately $70 million principal amount of our outstanding 5.375% convertible senior notes due 2013 for approximately $85 million, pursuant to individually negotiated transactions through J.P. Morgan Securities LLC as our agent, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not increase our profitability or market value.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO. The amendments to Rule 201 became effective on May 10, 2010 and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by November 10, 2010. Because our common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

In addition, on June 10, 2010, the SEC approved a six-month pilot (the “circuit breaker pilot”) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. Our common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. The circuit breaker pilot is currently scheduled to expire on to the earlier of August 11, 2011 or the date on which the proposed “limit up-limit down” mechanism, under which trading parameters would be established and trades would have to be executed within a range tied to the national best bid and offer, is adopted. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the notes, to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot and any additional regulations may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the notes to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may incur substantial additional debt in the future, some of which may be secured debt and/or structurally senior debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.

Holders of the notes will have the right to require us to purchase their notes upon the occurrence of a fundamental change at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of the notes—Fundamental change permits holders to require us to purchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make purchases of notes surrendered therefor or notes being converted. In addition, our ability to purchase the notes or to pay cash upon conversions of the notes may be limited by law, regulatory authority or agreements governing our future indebtedness. Our failure to purchase notes at a time when the purchase is required by the indenture or to pay any cash payable upon future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, including our 5.375% convertible senior notes due 2013. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share) or we able to take advantage of the procedures described in “Description of the notes—Exchange in lien of conversion,” we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Concurrent or future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price and adversely impact the trading price of the notes.

For the three month period ended March 31, 2011, the average daily trading volume of our common stock on The NASDAQ Global Market was fewer than 300,000 shares. If our existing stockholders or their distributees sell substantial amounts of our common stock, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the trading price of our common stock and the trading price of the notes. Certain stockholders have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Concurrently with this offering, certain of our stockholders are offering 1,153,420 shares of our common stock in an underwritten public offering pursuant to registration rights granted in the Acquisition Agreement. Sales of our common stock may affect the price of our common stock, the trading price of the notes or, in the case of sales effected concurrently with the pricing of the notes, the initial conversion rate of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes and our 5.375% convertible senior notes due 2013. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance or sale of substantial amounts of common stock, or the perception that such issuances or sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our directors and our executive officers will be subject to the lock-up agreements described in “Underwriting” for a period of 90 days after the date of this prospectus, representing approximately 3.2 million shares, or 7.1%, of our outstanding common stock as of February 1, 2011. Following the termination of these lock-up periods, these stockholders will have the ability to sell a substantial number of shares of common stock in the public market in a short period of time. Sales of a substantial number of shares of common stock in the public trading markets, whether in a single transaction or a series of transactions, or the perception that these sales may occur, could also have a significant effect on volatility and market price of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could delay your opportunity to convert the notes and may result in you receiving less than the value of the cash, our common stock or a combination thereof into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2016, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and, even if the specific conditions are met, you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder of notes will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading day observation period. As described under “Description of the notes—Settlement upon conversion,” this period would be (1) subject to clause (2), if the relevant conversion date occurs prior to March 15, 2016, the 25 consecutive trading day period beginning on, and including, the second trading day after such conversion date; (2) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of the notes—Optional redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and (3) if the relevant conversion date occurs on or after March 15, 2016, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation in solely shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the notes—Fundamental change permits holders to require us to purchase notes,” “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of the notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $80.00 per share or less than $19.77 (in each case, subject to adjustment), the conversion rate will not be increased. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 50.5816, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain material U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Certain material U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Certain material U.S. federal income tax considerations.”

Risks related to our common stock

The price of our common stock may be volatile.

The market price of our common stock is affected by a number of factors, including:

•	failure to maintain and increase production capacity and reduce per unit production costs;

•	changes in the availability of third-party reimbursement in the United States or other countries;

•	volume and timing of orders for the OmniPod System;

•	developments in administrative proceedings or litigation related to intellectual property rights;

•	issuance of patents to us or our competitors;

•	the announcement of new products or product enhancements by us or our competitors;

•	the announcement of technological or medical innovations in the treatment or diagnosis of diabetes;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	developments in our industry;

•	publication of clinical studies relating to the OmniPod System or a competitor’s product;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, as a result of the Acquisition, the market price of our common stock will be affected by a number of factors related to the business of Neighborhood Diabetes. If any of the risks related to Neighborhood Diabetes described above materialize or if certain events occur that tangentially adversely affect the business or prospects of Neighborhood Diabetes, the market price of our common stock may be adversely affected.

At times, the fluctuations in the market price of our common stock have been unrelated or disproportionate to our operating performance. These forces reached unprecedented levels in the second half of 2008, resulting in the bankruptcy or acquisition of, or government assistance to, several major domestic and international financial institutions and a material decline in economic conditions. In particular, the U.S. equity markets experienced significant price and volume fluctuations that have affected the market prices of equity securities of many technology companies. Broad market and industry factors such as these could materially and adversely affect the market price of our stock, regardless of our actual operating performance.

Anti-takeover provisions in our organizational documents, our shareholder rights plan and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of our common stock;

•	provide for a classified board of directors, with each director serving a staggered three-year term;

•	prohibit our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•	provide for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors; and

•	require advance written notice of stockholder proposals and director nominations.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock and the notes to decline.

In addition, in November 2008, our board of directors adopted a shareholder rights plan, implementing what is commonly known as a “poison pill.” This poison pill significantly increases the costs that would be incurred by an unwanted third party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock or otherwise “triggers” the poison pill by exceeding the applicable stock ownership threshold. The existence of this poison pill could delay, deter or prevent a takeover of us.

We may experience significant fluctuations in our quarterly results of operations, which could adversely affect the price of our common stock and the notes.

The fluctuations in our quarterly results of operations have resulted, and will continue to result, from numerous factors, including:

•	delays in shipping due to capacity constraints;

•	practices of health insurance companies and other third-party payors with respect to reimbursement for our current or future products;

•	market acceptance of the OmniPod System;

•	our ability to manufacture the OmniPod efficiently;

•	timing of regulatory approvals and clearances;

•	new product introductions;

•	competition; and

•	timing of research and development expenditures.

In addition, as a result of the Acquisition, our quarterly results may fluctuate as we integrate Neighborhood Diabetes and as result of the performance of Neighborhood Diabetes’ business and its prospects, which may be adversely affected by numerous factors, including those described above.

These factors, some of which are not within our control, may cause the price of our stock and the notes to fluctuate substantially. In particular, if our quarterly results of operations fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe the quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of our company.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of the notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into a combination of cash and shares of our common stock could depress the price of our common stock.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, and may be further limited by the issuance of common stock in connection with notes issued in this offering, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

The Acquisition

Description of the business of Neighborhood Diabetes

Overview

Neighborhood Diabetes, organized as a Delaware corporation in 1998, is our new wholly owned subsidiary acquired on June 1, 2011. Neighborhood Diabetes is a leading durable medical equipment distributor specializing in direct to consumer sales of diabetes supplies. Based in Woburn, Massachusetts, with additional offices in Brooklyn, New York and Orlando, Florida, Neighborhood Diabetes serves more than 60,000 clients with Type 1 and Type 2 diabetes primarily in the northeast and southeast regions of the country with blood glucose testing supplies, insulin pumps, pump supplies and pharmaceuticals, among other supplies. More than 15,000 of Neighborhood Diabetes clients are insulin dependent with the majority of these clients using multiple daily injections, or MDI, therapy. We believe that Neighborhood Diabetes is one of the ten largest providers of diabetes products and supplies in the United States.

Neighborhood Diabetes delivers a differentiated “high-touch” service model to endocrinologists, insurers and clients, which supplements a comprehensive offering of diabetes management products with education, training and other support services. These services have been demonstrated to improve client adherence to their recommended therapy regimens, resulting in fewer long term complications and reduced costs of care. The value proposition for Neighborhood Diabetes to both doctors and insurers focuses on coupling a high level of client service with demonstrated cost reductions. This sales model has enabled Neighborhood Diabetes to drive increased referrals from a growing list of physician offices and insurers. The sales model has also created strong loyalty of its clients as clients enjoy being able to receive all of their diabetes supplies from one supplier.

Neighborhood Diabetes employs approximately 200 people across its three locations. The majority of these employees work in Neighborhood Diabetes’ reimbursement, pharmacy, billing and distribution areas. Clients place reorders either on monthly or quarterly cycles, depending on insurance coverage, for diabetes supplies which are then shipped or home delivered to the client. Neighborhood Diabetes has built a strong infrastructure in these areas that provide for adjudication of claims as either DME or through pharmacy benefits. Claims are adjudicated under private insurers, Medicaid or Medicare.

Neighborhood Diabetes’ business model requires collaboration with physicians, medical device manufacturers, pharmaceutical distributors, private insurers and public insurers such as CMS, who we collectively refer to as partners. Neighborhood Diabetes’ net sales are primarily generated from distributing diabetes supplies and pharmaceuticals pursuant to agreements with its partners.

Neighborhood Diabetes’ strategy to increase its revenue is to grow its customer base through direct sales and indirect referrals from partners and cross-selling additional products such as testing supplies, pump supplies or insulin to its existing customers. For the fiscal year ended June 30, 2010, Neighborhood Diabetes had $54.8 million of net sales, an increase of 23% from $44.5 million for the fiscal year ended June 30, 2009. Neighborhood Diabetes is profitable, with operating income of $2.3 million and $2.5 million in the fiscal years ended June 30, 2010 and June 30, 2009, respectively. For the nine months ended March 31, 2011, Neighborhood Diabetes reported net sales of $46.9 million and operating income of $3.0 million, representing approximately 17% net sales and 108% operating income growth from the nine months ended March 31, 2010.

Contractual relationships

Neighborhood Diabetes contracts primarily with insurers (payors) and with manufacturing suppliers.

Payor contracts

Neighborhood Diabetes’ net sales are principally derived from contracting with payors to provide the devices and prescription drugs that it distributes to clients through its mail-order operations. Generally, Neighborhood Diabetes’ payor contracts provide that a payor will pay for devices and pharmaceuticals dispensed to its members at specified prices for each product or service provided. Payors may also pay an administrative fee or other fees for various services Neighborhood Diabetes provides. These services include claims processing, eligibility management, benefits management, formulary compliance management, clinical network management and other related services.

Additionally, many of Neighborhood Diabetes’ contracts with payors contain provisions that guarantee the level of service Neighborhood Diabetes will provide to the client, the minimum level of rebates or discounts the payor may receive, closure of gaps in care or guaranteed savings levels. These payors may be entitled to performance penalties if Neighborhood Diabetes fails to meet a service or cost guarantee. The majority of Neighborhood Diabetes’ payors are party to these types of contracts, and such payors are generally entitled to audit Neighborhood Diabetes’ compliance with their contracts.

Neighborhood Diabetes has received a significant percentage of its historical net sales from Medicare reimbursement. Medicare reimbursement rates are reset annually by CMS and are typically subject to downward pressure. Furthermore, the Medicare Program is able to reset reimbursement rates and terminate contracts at will.

Supplier contracts

Neighborhood Diabetes contracts with device manufacturers and pharmaceutical distributors to provide it with diabetes devices, supplies and pharmaceuticals for sale to its clients. Many of these contracts provide Neighborhood Diabetes with discounts and rebates for devices dispensed through its mail-order operations and performance-based service fees associated with certain services. Rebates and fees are generally calculated as a percentage of the aggregate dollar value of a particular device that it distributed, based on the manufacturer’s published wholesale price for that device. Rebates and fees are generally invoiced by Neighborhood Diabetes to the device manufacturer and paid to it on a quarterly basis. Neighborhood Diabetes shares the majority of rebates with its payors, in accordance with the provisions of the applicable payor contract, and Neighborhood Diabetes may also guarantee a minimum rebate per prescription dispensed to members of its payors.

For the years ended June 30, 2010, 2009 and 2008 and the nine months ended March 31, 2011, Neighborhood Diabetes purchased a significant majority of the products it distributes from four manufacturers, each of which constituted more than 10% of Neighborhood Diabetes’ purchases. Although certain of the products are competitive with the OmniPod System, alternative sources of supply exist for these products if a manufacturer chooses to terminate its supplier agreement with Neighborhood Diabetes.

See “Risk factors—Risks related to the business of Neighborhood Diabetes—A significant percentage of Neighborhood Diabetes’ historical revenues are generated from distributing products of companies that compete directly with Insulet” and “Risk factors—Risks related to the business of Neighborhood Diabetes—Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability of the Neighborhood Diabetes business.”

Competition

Competition among distributors of products and pharmaceuticals in the diabetes testing supply and insulin pump and pump supply market, which Neighborhood Diabetes serves, is significant. Neighborhood Diabetes competes primarily on the basis of its “high touch” service model, which we believe distinguishes it from other market participants. Neighborhood Diabetes competes with a wide variety of market participants, including national, regional and local distributors such as Liberty Medical Supply Inc., CCS Medical, Simplex Medical, Inc. and Edgepark Medical Supplies, which are the largest competitors in Neighborhood Diabetes’ markets.

Properties

Neighborhood Diabetes leases office, distribution and pharmacy space in Woburn, Massachusetts under a lease expiring in 2013. Additionally, the Company leases office and distribution space in Brooklyn, New York and in Orlando, Florida under leases expiring in 2015 and 2011, respectively subject to renewal terms. Finally, Neighborhood Diabetes leases small office spaces in key endocrinologist centers to provide training, education and support services to clients. These leases are typically a year in length.

Government regulation

Similar to the existing Insulet business, Neighborhood Diabetes business operates in a highly regulated environment that is subject to numerous laws relating to patient protection and the safe, effective and cost-efficient provision of medical products. See “Item 1. Business—Government Regulation” and “Item 1. Business—Third Party Reimbursement” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, for a description of the regulatory environment in which we and Neighborhood Diabetes operate. In addition, Neighborhood Diabetes is subject to laws regulating its pharmacy operations.

Regulation of pharmacy operations. Neighborhood Diabetes’ pharmacies deliver prescription drugs and supplies to individuals in several states. The practice of pharmacy is generally regulated at the state level by state boards of pharmacy. Each of Neighborhood Diabetes’ dispensing pharmacies must be licensed in the state in which it is located. Also, many of the states where Neighborhood Diabetes delivers pharmaceuticals, including controlled substances, have laws and regulations that require out-of-state mail-order pharmacies to register with that state’s board of pharmacy or similar regulatory body. Furthermore, those of Neighborhood Diabetes’ pharmacies that dispense durable medical equipment items, such as infusion pumps, and that bear a federal legend requiring dispensing pursuant to a prescription, are also regulated by applicable state and federal durable medical equipment laws.

Federal agencies further regulate Neighborhood Diabetes’ pharmacy operations. Pharmacies must register with the U.S. Drug Enforcement Administration and individual state-controlled substance authorities in order to dispense controlled substances. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission, or the FTC, also has requirements for mail-order sellers of goods. The U.S. Postal Service, or the USPS, has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on Neighborhood Diabetes’ mail-order operations. If the USPS restricts Neighborhood Diabetes’ ability to deliver drugs through the mail, alternative means of delivery are available to it. However, alternative means of delivery could be significantly more expensive. The Department of Transportation has regulatory authority to impose restrictions on drugs inserted in the stream of commerce. These regulations generally do not apply to the USPS and its operations.

We believe that Neighborhood Diabetes’ operations have the appropriate licenses required under the laws of the states in which they are located and that Neighborhood Diabetes conducts it pharmacy and durable medical equipment operations in accordance with the laws and regulations of these states.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $120.8 million (or $139.0 million if the underwriter exercises its option to purchase additional notes in full), after deducting the underwriter’s discounts and estimated offering expenses from the offering of the notes. We intend to use the net proceeds for general corporate purposes, including to repurchase approximately $70 million principal amount of our outstanding 5.375% convertible senior notes due 2013 for approximately $85 million pursuant to individually negotiated transactions through J.P. Morgan Securities LLC as our agent. Pending any use, as described above, we intend to invest the proceeds in high-quality, short-term, interest bearing securities.

We will not receive any proceeds from the sale of the shares of our common stock by the Sellers in the concurrent Selling Stockholders Offering, and pursuant to the terms of the Acquisition Agreement, we will pay all expenses that we incur in connection with the concurrent Selling Stockholders Offering, and reimburse the Sellers for related underwriter discounts, in an estimated aggregate amount of $1.5 million.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011:

•	on an actual basis;

•	on a pro forma basis to give effect to the consummation of the Acquisition as if it had occurred on March 31, 2011; and

•	on a pro forma as adjusted basis to give effect to the sale of the notes (assuming the underwriter’s option to purchase additional notes is not exercised), the application of the net proceeds therefrom as described in “Use of proceeds,” and the consummation of the Acquisition.

You should read this table in conjunction with “Use of proceeds” and “Unaudited pro forma condensed combined financial statements” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and Neighborhood Diabetes’ consolidated financial statements and related notes thereto, incorporated by reference into this prospectus from our Current Report on Form 8-K, filed by us with the SEC on June 7, 2011.

	As of March 31, 2011
		Pro forma for the	Pro forma as
(in thousands)	Actual	Acquisition	adjusted

Cash and cash equivalents	$104,488	$66,696	$102,441(1)

5.375% convertible senior notes due 2013(2)(3)	85,000	85,000	15,000
Notes offered hereby(3)	—	—	125,000
Other long-term liabilities(4)	1,492	1,581	1,581
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding, actual, pro forma for the Acquisition and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized; 45,829,569 shares issued and outstanding, actual; 47,027,200 shares issued and outstanding, pro forma for the Acquisition and pro forma as adjusted	46	47	47
Additional paid-in capital	453,435	477,865	477,865
Accumulated deficit	(393,701)	(397,166)	(397,166)

Total stockholders’ equity	59,780	80,746	80,746

Total capitalization	$146,272	$167,327	$222,327

(1)	Includes the estimated net proceeds of the sale of the notes (net of underwriter’s discounts and estimated offering expenses from the offering of the notes as described in “Use of proceeds”) of $120.8 million. We intend to use approximately $85 million of the net proceeds of this offering to repurchase approximately $70 million face amount of our outstanding 5.375% convertible senior notes due 2013 concurrently with this offering pursuant to individually negotiated transactions, and to use the remainder of the net proceeds for general corporate purposes. In addition, we have agreed to reimburse underwriting discounts and pay expenses of approximately $1.5 million in connection with the concurrent Selling Stockholders Offering.

(2)	In June 2008, we privately placed $85.0 million of our 5.375% convertible senior notes due 2013. See “Description of other material indebtedness.”

(3)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for our 5.375% convertible senior notes due 2013 and the notes offered hereby is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we have recognized with respect to our 5.375% convertible senior notes or will be required to recognize with respect to the notes offered hereby.

(4)	Represents the non-current portion of an agreement fee we received in March 2008 in connection with an amendment to the development and license agreement between us and Abbott Diabetes Care, Inc. See note 2 to our consolidated financial statements for the three month period ended March 31, 2011 incorporated by reference herein. The “pro forma” adjustment represents the fair value of the potential additional cash consideration required under the terms of the Acquisition Agreement.

Price range of common stock and dividend policy

Our common stock has been listed on The NASDAQ Global Market under the trading symbol “PODD” since our initial public offering on May 15, 2007. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low closing sales prices of our common stock, as reported by The NASDAQ Global Market, for each of the periods listed.

	High	Low

Year Ending December 31, 2011
First Quarter	21.09	15.76
Second Quarter (through June 23, 2011)	21.52	18.30
Year Ended December 31, 2010
First Quarter	16.47	13.06
Second Quarter	15.86	13.21
Third Quarter	15.39	13.22
Fourth Quarter	16.31	12.75
Year Ended December 31, 2009
First Quarter	9.58	2.67
Second Quarter	7.83	3.55
Third Quarter	11.25	6.08
Fourth Quarter	14.40	8.98

The last reported sale price of our common stock on The NASDAQ Global Market on June 23, 2011 was $19.77 per share. As of June 1, 2011, we had approximately 30 holders of record of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings for the development, operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Whether or not to declare any dividends will be at the discretion of our board of directors, considering then-existing conditions, including the terms of our credit arrangements as well as our financial condition and results of operations, capital requirements, business prospects and other factors that our board of directors considers relevant.

Ratio of earnings to fixed charges

The following table presents our ratio of earnings to fixed charges for each of the years ended December 31, 2006 through 2010 and the three-months ended March 31, 2010 and 2011, respectively:

											Three months ended
	Year ended December 31,										March 31,
	2006		2007		2008		2009		2010		2010		2011

Deficiency of earnings to cover fixed charges (in thousands)	$(36,172)		$(54,249)		$(95,134)		$(72,450)		$(61,361)		$(14,537)		$(9,924)
Ratio of earnings to fixed charges(1)		(1)		(1)		(1)		(1)		(1)		(1)		(1)

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of loss before income taxes plus fixed charges.
.

Unaudited pro forma condensed combined financial statements

On June 1, 2011, we entered into an Acquisition Agreement with Neighborhood Diabetes. Pursuant to the terms of the Acquisition Agreement, we paid cash consideration of approximately $37.9 million and issued 1,197,631 shares of common stock in exchange for the issued and outstanding shares of preferred and common stock of Neighborhood Diabetes. If the per share net proceeds received by the Sellers in the Selling Stockholders Offering is less than $20.87, then we may be obligated to pay an additional cash amount equal to the lesser of (1) the difference between the closing price of our common stock on the date the Selling Stockholders Offering is priced and the per share net proceeds received by the Sellers in the Selling Stockholders Offering (exclusive of the Sellers’ third-party fees and expenses), and (2) 12.5% of the closing price of our common stock on the date the Selling Stockholders Offering is priced.

The following unaudited pro forma condensed combined financial statements are intended to show how the Acquisition, which occurred on June 1, 2011, might have affected our historical financial statements if such Acquisition had been completed at an earlier time and were prepared based on our historical financial statements and the historical financial statements reported by Neighborhood Diabetes. The following should be read in conjunction with our and Neighborhood Diabetes’ consolidated financial statements and the related notes thereto, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and our Current Report on Form 8-K, filed by us with the SEC on June 7, 2011.

The unaudited pro forma condensed combined financial statements combine (1) our historical balance sheets and those of Neighborhood Diabetes as of March 31, 2011, giving pro forma effect to the Acquisition as if it had occurred on March 31, 2011 and (2) our historical statements of operations and those of Neighborhood for the year ended December 31, 2010 and the three months ended March 31, 2011, giving pro forma effect to the Acquisition as if it had occurred on January 1, 2010. Our fiscal year ends on December 31, whereas Neighborhood Diabetes’ fiscal year ends on June 30. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2010 has been prepared using Neighborhood Diabetes’ historical unaudited financial statements for the six months ended June 30, 2010 and the six month period ended December 31, 2010.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed consolidated combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. We expect to incur additional costs related to employee severance and other restructuring costs related to the Acquisition. We have not yet completed our assessment and do not have an estimate of these costs. These costs will be accounted for in accordance with ASC 805. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values.

Insulet Corporation unaudited pro forma condensed combined balance sheet March 31, 2011

		Actual
			Pro forma
	March 31, 2011		adjustments		Pro
(in thousands)	Insulet	Neighborhood Diabetes	Note 2		forma

ASSETS
Current Assets
Cash and cash equivalents	$104,488	$63	$(37,855)	A	$66,696
Accounts receivable, net	15,009	9,011	(60)	H	23,960
Inventories	12,199	1,783	–		13,982
Prepaid expenses and other current assets	1,841	68	–		1,909
Deferred income tax assets	–	826	(826)	F	–

Total current assets	133,537	11,751	(38,741)		106,547
Property and equipment, net	14,256	391	–		14,647
Goodwill	–	4,722	62,347	A	30,631
			(5,420)	B
			(32,900)	C
			(4,722)	E
			4,722	E
			355	F
			1,627	I
			(120)	J
			20	K
Customer relationships	–	–	30,100	C	23,090
			(7,010)	D
Tradename	–	–	2,800	C	2,567
			(233)	D
Other assets	1,133	64	(9)	J	1,168
			(20)	K

Total assets	$148,926	$16,928	$12,796		$178,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,213	$2,074	$(60)	H	$8,227
Accrued expenses	8,742	1,738	(129)	J	10,351
Deferred revenue	1,842	–	–		1,842
Income taxes payable	–	271	–		271
Patient credit balances	–	796	–		796
Short term debt	–	3,438	–		3,438

Total current liabilities	16,797	8,317	(189)		24,925
Long-term debt	70,857	541	–		71,398
Deferred income tax liabilities	–	471	(471)	F	–
Other long-term liabilities	1,492	28	61	A	1,581

Total liabilities	89,146	9,357	(599)		97,904
Stockholders’ Equity
Preferred stock, at par	–	2,300	(2,300)	B	–
Common stock, at par	46	–	1	A	47
Additional paid-in capital	453,435	399	24,430	A	477,865
			(399)	B
Retained earnings (accumulated deficit)	(393,701)	4,872	(2,721)	B	(397,166)
			(7,243)	D
			1,627	I

Total stockholders’ equity	59,780	7,571	13,395		80,746

Total liabilities and stockholders’ equity	$148,926	$16,928	$12,796		$178,650

Insulet Corporation unaudited pro forma condensed
combined statement of operations three months ended
March 31, 2011

		Actual
	three months ended		Pro forma
	March 31, 2011		adjustments		Pro
(in thousands, except share and per share data)	Insulet	Neighborhood	Note 2		forma

Revenue	$28,258	$15,374	$(161)	G	$43,471
Cost of revenue	14,725	10,119	(161)	G	24,683

Gross profit	13,533	5,255	–		18,788
Operating expenses:
Research and development	4,589	–	–		4,589
General and administrative	7,211	4,312	1,252	D	12,775
Sales and marketing	9,006	–	–		9,006

Total operating expenses	20,806	4,312	1,252		26,370

Operating income (loss)	(7,273)	943	(1,252)		(7,582)

Interest income	37	20	–		57
Interest expense	(2,612)	(74)	–		(2,686)

Other expenses, net	(2,575)	(54)	–		(2,629)

Income (loss) before provision for income taxes	(9,848)	889	(1,252)		(10,211)

Provision for income taxes	–	(341)	341	I	–

Net income (loss)	$(9,848)	$548	$(911)		$(10,211)

Net loss per share basic and diluted	$(0.22)				$(0.22)

Weighted average number of shares used in calculating basic and diluted net loss per share	45,583,242		1,197,631	A	46,780,873

Insulet Corporation unaudited pro forma condensed combined statement of operations year ended December 31, 2010

		Actual
	year ended		Pro forma
(in thousands, except share and per	December 31, 2010		adjustments		Pro
share data)	Insulet	Neighborhood	Note 2		forma

Revenue	$96,966	$59,717	$(508)	G	$156,175
Cost of revenue	53,240	39,438	(508)	G	92,170

Gross profit	43,726	20,279	–		64,005
Operating expenses:
Research and development	16,566	–	–		16,566
General and administrative	26,667	16,719	5,991	D	49,377
Sales and marketing	34,695	–	–		34,695
Impairment of assets	4,431	–	–		4,431

Total operating expenses	82,359	16,719	5,991		105,069

Operating profit (loss)	(38,633)	3,560	(5,991)		(41,064)

Interest income	168	71	–		239
Interest expense	(22,694)	(538)	–		(23,232)

Other expenses, net	(22,526)	(467)	–		(22,993)

Income (loss) before provision for income taxes	(61,159)	3,093	(5,991)		(64,057)

Provision for income taxes	–	(1,286)	1,286	I	–

Net income (loss)	$(61,159)	$1,807	$(4,705)		$(64,057)

Net loss per share basic and diluted	$(1.54)				$(1.57)

Weighted average number of shares used in calculating basic and diluted net loss per share	39,607,899		1,197,631	A	40,805,530

Insulet Corporation notes to unaudited pro forma condensed combined financial statements

1.	Description of merger and basis of presentation

On June 1, 2011, we entered into the Acquisition Agreement whereby we paid total consideration of approximately $62.4 million, consisting of approximately $37.9 million of cash and 1,197,631 shares of common stock with a fair market value of $24.4 million, to acquire the outstanding preferred and common shares of Neighborhood Diabetes.

2.	Pro forma adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follow:

(A) To record the total consideration given by us of $37.9 million in cash, 1,197,631 shares of our common stock with a fair market value of approximately $24.4 million based on the closing price of the common stock on the date of the Acquisition and a liability of approximately $0.1 million which represents the fair value of the potential additional cash consideration provided under the Acquisition Agreement to the existing stockholders of Neighborhood Diabetes in exchange for their outstanding shares of Neighborhood Diabetes’ preferred and common stock.

(B) To record the elimination of the stockholders’ equity of Neighborhood Diabetes as of the merger date.

(C) To record the purchase price allocation to identifiable intangible assets acquired based on a third-party valuation.

(D) To record amortization expense related to the identifiable intangible assets acquired.

(E) To record the elimination of Neighborhood Diabetes’ goodwill.

(F) To establish a valuation allowance against Neighborhood Diabetes’ deferred income tax balances.

(G) To record the elimination of intercompany revenue and cost of revenue between us and Neighborhood Diabetes.

(H) To record the elimination of intercompany receivables and payables between us and Neighborhood Diabetes.

(I) To reflect the utilization of our operating losses on Neighborhood Diabetes’ provision for income taxes.

(J) To record the elimination of Neighborhood Diabetes’ deferred rent.

(K) To record the elimination of Neighborhood Diabetes’ loan acquisition costs.

The purchase price consists of the payment of approximately $37.9 million of cash, 1,197,631 shares of our common stock at the June 1, 2011 closing price of $20.40 per share and a liability of approximately $0.1 million related to the potential additional cash consideration. Of the approximately $37.9 million of cash, $6.6 million was placed in escrow for a period of

12 months as security for the Sellers’ indemnification obligations under the Acquisition Agreement. We performed a valuation of intangible assets and identified $30.1 million of customer relationship assets and $2.8 million of trade name assets. The useful life of the customer relationship assets was estimated to be 20 years and the useful life of the trade name assets was estimated to be 15 years. We are amortizing these identified assets over their estimated useful lives. The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of valuations of tangible assets and liabilities. We are in the process of completing our assessment of the estimated fair value of Neighborhood Diabetes’ net assets acquired.

Description of other material indebtedness

Convertible notes

In June 2008, we sold $85.0 million of our 5.375% Convertible Senior Notes due 2013, or the 5.375% Notes, in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act, and received approximately $81.5 million in net proceeds. The 5.375% Notes were issued pursuant to an indenture, dated as of June 16, 2008, between us and Wells Fargo Bank, National Association, as trustee. The notes bear interest at the rate of 5.375% per year, payable semiannually in arrears on June 15 and December 15 of each year. The 5.375% Notes will mature on June 15, 2013 unless previously repurchased by us or converted in accordance with their terms prior to such date. The 5.375% Notes are not redeemable at our option prior to the stated maturity date. If a fundamental change, as defined in the indenture governing the 5.375% Notes occurs at any time prior to maturity, holders of the 5.375% Notes may require us to repurchase their 5.375% Notes in whole or in part for cash equal to 100% of the principal amount of the 5.375% Notes to be repurchased, plus accrued and unpaid interest, to, but excluding, the date of repurchase. We intend to use approximately $85 million of the net proceeds of this offering to repurchase approximately $70 million principal amount of our outstanding 5.375% convertible senior notes due 2013 pursuant to individually negotiated transactions.

Holders of the 5.375% Notes may convert their 5.375% Notes at their option prior to the close of business on the business day immediately preceding the stated maturity date at any time beginning on March 15, 2013 and, subject to compliance with procedures described in the indenture governing the 5.375% Notes, also under any of the following circumstances:

•	during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of our common stock for each of at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is equal to or greater than 120% of the conversion price of the 5.375% Notes on the last day of such preceding fiscal quarter;

•	during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of the 5.375% Notes for each trading day of such five consecutive trading-day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate of the 5.375% Notes on each such day; or

•	during a specified period and upon the occurrence of specified corporate transactions, including the distribution to all or substantially all holders of our common stock of certain rights, options or warrants to purchase our common stock or certain assets, debt securities or rights to purchase our securities, as well as a fundamental change or a make-whole fundamental change, as described in the indenture governing the 5.375% Notes.

The 5.375% Notes have a conversion rate of 46.8467 shares of our common stock per $1,000 principal amount of the 5.375% Notes, representing a conversion price of approximately $21.35 per share of our common stock. If a make-whole fundamental change, as defined in the indenture governing the 5.375% Notes, occurs and a holder elects to convert the 5.375% Notes in connection with such make-whole fundamental change, holders of the 5.375% Notes may be entitled to an increase in the conversion rate as described in the indenture governing the 5.375% Notes. The conversion rate may also be adjusted under certain other circumstances, as described in the indenture governing the 5.375% Notes, including, but not limited to, the issuance of stock dividends and payment of cash dividends.

The 5.375% Notes are convertible for cash up to their principal amount and shares of our common stock for the remainder of the conversion value in excess of the principal amount.

Description of the notes

We will issue the notes under an indenture to be dated as of the date of initial issuance of the notes, or the indenture, between us and Wells Fargo Bank, National Association, as trustee, or the trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

You may request a copy of the indenture from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Insulet Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $125.0 million (or $143.75 million if the underwriter’s over-allotment option is exercised in full);

•	bear cash interest from June 29, 2011 at an annual rate of 3.75% payable on June 15 and December 15 of each year, beginning on December 15, 2011;

•	be subject to redemption at our option, in whole or in part (1) on or after June 20, 2014 if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption and (2) on or after June 20, 2015 regardless of the sale price condition listed above, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•	will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date;

•	will mature on June 15, 2016, unless earlier converted, redeemed or purchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 38.1749 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $26.20 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk factors—Risks related to the notes and this offering—Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.”

We use the term “note” in this prospectus to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and cancellation

We will cause all notes surrendered for payment, purchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay (or cause the paying agent to pay) the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as the place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon written application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of the depositary. See “Book-entry, settlement and clearance.” No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required purchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 3.75% per year until maturity. Interest on the notes will accrue from June 29, 2011 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required purchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not (1) a day on which the banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed or (2) a day on which the Corporate Trust Office is authorized or obligated by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with any of our indebtedness that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2011 after giving effect to the Acquisition, we and our subsidiaries would have had total consolidated indebtedness of $94.4 million (none of which would have been secured), and our subsidiaries would have had $9.4 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of March 31, 2011 after giving effect to the Transactions, including issuance of the notes (assuming no exercise of the underwriter’s option to purchase additional notes and no repurchase of our 5.375% convertible senior notes due 2013), our total consolidated indebtedness would have been $219.4 million.

See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.”

Optional redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 20, 2014, the notes will not be redeemable. On or after June 20, 2014, we may redeem for cash all or part of the notes if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. On or after June 20, 2015, we may redeem for cash all or part of the notes regardless of the foregoing sale price condition. In the case of any optional redemption, we will provide not less than 40 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and we will redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method as may be required by DTC’s applicable procedures.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 calendar days before the mailing of a notice of redemption and ending at the close of business on the date of such mailing to all holders of notes to be redeemed; or

•	register the transfer of or exchange of any notes so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 15, 2016, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon redemption,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after March 15, 2016 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at the conversion rate at any time irrespective of the foregoing conditions. The conversion rate will initially be 38.1749 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $26.20 per share of common stock). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes may convert its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day following the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the business day following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 15, 2016, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading . If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (1) trading in our common stock generally occurs on The NASDAQ Global Market or, if our common stock is not then listed on The NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (2) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 15, 2016, a holder may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” per $1,000 principal amount of the notes on any date of determination will be determined based on the average of the secondary market bid quotations obtained by the bid solicitation agent for $1.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the conversion rate on such trading day.

In connection with any conversion upon satisfaction of the above trading pricing condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are obligated to make a request to the bid solicitation agent to determine the trading price of the notes, or if we make such request to the bid solicitation agent and the bid solicitation agent does not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate for each day either we or the bid solicitation agent fail to do so.

If the trading price condition has been met, we will so notify the holders of the notes. If, after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate, we will so notify the holders.

The trustee will initially act as the bid solicitation agent.

Conversion upon notice of redemption

If we call any or all of the notes for redemption prior to the close of business on the business day immediately preceding March 15, 2016, holders may convert notes that have been so called for redemption at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

Conversion upon specified corporate events

If, prior to the close of business on the business day immediately preceding March 15, 2016, we elect to:

•	distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, we must notify the trustee and holders of the notes in writing at least 35 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the distribution in question.

In addition, in the event of a fundamental change or a make-whole fundamental change, a holder may surrender notes for conversion at any time from and after the 35th business day prior to the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be, until the business day immediately preceding the fundamental change purchase date corresponding to such fundamental change (or, in the case of a make-whole fundamental change that does not constitute a fundamental change by virtue of the proviso in clause (2) of the definition thereof, the 35th trading day immediately following such effective date). We must notify the trustee and holders of the notes in writing of the anticipated effective date of the fundamental change or make-whole fundamental change, as the case may be, as soon as practicable after we first determine the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be; provided that we will not be required to give such notice more than 35 business days in advance of such anticipated effective date.

Conversions on or after March 15, 2016

On or after March 15, 2016 a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required purchase, the holder’s right to withdraw the purchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change purchase date.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after March 15, 2016, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date and any conversions occurring during the period from, and including, March 15, 2016 to the close of business on the second scheduled trading day immediately preceding the maturity date, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (1) after the date of issuance of a notice of redemption as described under “—Optional redemption” and prior to the related redemption date, in such notice of redemption or (2) on or after March 15, 2016, no later than April 15, 2016). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, will consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by $40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PODD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day

(or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner using a volume-weighted average method). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to March 15, 2016, the 25 consecutive trading day period beginning on, and including, the second trading day after such conversion date;

•	if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional redemption” and prior to the relevant redemption date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding such redemption date; and

•	if the relevant conversion date occurs on or after March 15, 2016, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (1) there is no “market disruption event” (as defined below) and (2) trading in our common stock generally occurs on The NASDAQ Global Market or, if our common stock is not then listed on The NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (1) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “—Recapitalizations, reclassifications and changes of our common stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock will be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion rate adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and contemporaneously with common stockholders) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder divided by 1,000, without having to convert their notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR¢	=	CR0	×	OS¢ OS0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;
CR¢	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and
OS¢	=	the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such share split or share combination, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the applicable conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula:

CR¢	=	CR0	×	OS0 + X OS0 + Y

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR¢	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the applicable conversion rate will be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the applicable conversion rate will be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon specified corporate events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of such distribution, and in determining the aggregate offering price of such shares of common stock, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;
•	dividends or distributions paid in cash and covered by clause (4) below; and
•	spin-offs as to which the provisions set forth below in this clause (3) will apply,

then the applicable conversion rate will be increased based on the following formula:

CR¢	=	CR0	×	SP0 SP0 − FMV

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR¢	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate will be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which capital stock or similar equity interest will be quoted or listed for trading on a U.S. national securities exchange or other established automated over-the-counter trading market in the United States after its distribution (a “spin-off”), the applicable conversion rate in effect immediately before the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off will be increased based on the following formula:

CR¢	=	CR0	×	FMV + MP0 MP0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off;
CR¢	=	the applicable conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off;
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off; and
MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off.

The adjustment to the applicable conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days following the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the relevant conversion date.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the applicable conversion rate will be increased based on the following formula:

CR¢	=	CR0	×	SP0 SP0 − C

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR¢	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
C	=	the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate will be decreased, effective as of the date our board of directors determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR¢	=	CR0	×	FMV + (SP¢ × OS¢) OS0 × SP¢

where,

CR0	=	the applicable conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date;
CR¢	=	the applicable conversion rate in effect at the open of business on first day following the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date;
FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged as of the expiration date;
OS¢	=	the number of shares of our common stock outstanding immediately after the time (the “expiration time”) tender or exchange offer expires (after giving effect to such tender offer or exchange offer);
OS0	=	the number of shares of our common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and
SP¢	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the applicable conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following the expiration date; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days following, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the relevant conversion date.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction. As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain material U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive, or the reference property, upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes will be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Adjustment to shares due upon conversion upon a make-whole fundamental change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change,” as defined below, to, and including, the business day immediately preceding the related fundamental change purchase date (as defined below) or the 35th trading day immediately following the effective date of such make-whole fundamental change (in the case of a make-whole fundamental change that does not constitute a fundamental change by virtue of the proviso in clause (2) of the definition thereof) (such period, the “make-whole fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change; provided that we will not be required to give such notice or issue such press release more than 35 business days in advance of such anticipated effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change as defined in clause (1) or (2) under the definition of fundamental change as described under “—Fundamental change permits holders to require us to purchase notes” below (in the case of any fundamental change described in clause (2) of the definition thereof, determined without regard to the proviso in such clause (2)).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the “effective date” (as defined below) of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares, if any, by which the conversion rate for the notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share of common stock. In the case of any other make-whole fundamental change, the stock price will be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the applicable conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$19.77	$22.00	$26.00	$30.00	$34.00	$38.00	$42.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00

June 29, 2011	12.4067	10.7236	7.6185	5.6283	4.2932	3.3640	2.6970	2.3152	1.8340	1.4863	1.2276	1.0297	0.8748	0.7509	0.6498
June 15, 2012	12.4067	10.3647	7.0174	4.9240	3.5640	2.6531	2.0272	1.6836	1.2710	0.9910	0.7948	0.6530	0.5473	0.4660	0.4018
June 15, 2013	12.4067	9.6956	6.0287	3.8023	2.4257	1.5693	1.0363	0.7733	0.4979	0.3436	0.2551	0.2018	0.1673	0.1433	0.1252
June 15, 2014	12.4067	8.5789	4.5413	2.0733	0.4928	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2015	12.4067	6.4953	0.3957	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2016	12.4067	7.2796	0.2866	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $80.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $19.77 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 50.5816, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Exchange in lieu of conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Conversion rights—Settlement upon conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require such institution to accept any notes.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to purchase all of your notes or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 calendar days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The fundamental change purchase price we are required to pay will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the fundamental change purchase price will be equal to 100% of the principal amount of the notes subject to purchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which all or substantially all of our common stock is converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any such transaction where the holders of more than 50% of our shares of common stock immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not be a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be quoted or listed for trading on a U.S. national securities exchange.

In the case of a transaction or event described in clause (1) or clause (2) above, a fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and pursuant to statutory appraisal rights, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock that are quoted or listed for trading on a U.S. national securities exchange or that will be so quoted or listed when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible or exchangeable into such publicly traded securities, excluding cash payments for fractional shares and pursuant to statutory appraisal rights (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the date the fundamental change occurred, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change will also be given;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate made or to be made on account of such fundamental change;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Contemporaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York, publish the information on our website or through such other public medium as we may use at that time or issue a press release containing the relevant information.

To exercise your fundamental change purchase right, you must deliver, prior to the close of business on the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes, which must be $1,000 or a multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be $1,000 or a multiple thereof.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase on the fundamental change purchase date the notes that have been duly delivered along with a duly completed purchase notice as described above. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, subject to the provisions described above, previously accrued and unpaid interest upon delivery or transfer of the notes).

No notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated (other than in connection with a default in the payment of the fundamental change purchase price), and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risk factors—Risks related to the notes and the offering—Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.”

Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors—Risks related to the notes and the offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture, which may cause a cross-default under our current or future debt instruments, permitting the holders of the debt outstanding thereunder to accelerate such debt. Our outstanding 5.375% Notes have, and we may in the future incur other indebtedness with, similar change in control provisions permitting such holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Consolidation, merger and sale of assets

The indenture will provide that we will not consolidate with or merge with or into, or sell, convey, transfer or lease our consolidated properties and assets substantially as an entirety to, another person unless (1) if we are not the resulting, surviving or transferee corporation, the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes, the indenture; (2) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and (3) other conditions specified in the indenture are met. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee corporation (if not us) will succeed to, and may exercise every right and power of, ours under the indenture, and we will be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of them could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required purchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, and that failure continues for a period of 5 calendar days;

(4) our failure to comply with our obligations under “Consolidation, merger and sale of assets;”

(5) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to purchase notes” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate events,” in each case when due;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries in the payment of the principal of, or interest on, any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of

$25 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in principal amount of the outstanding notes;

(8) a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance or indemnity) rendered against us or any of our subsidiaries that is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization relating to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” (these events being referred to as the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders will, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (1) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (2) our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes (1) at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and (2) at a rate equal to 0.50% per annum of the principal amount of the notes outstanding from the 181st day until the 360th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder will have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change purchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates will not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof and provided that such event is continuing, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the conversion rights of any notes;

(5) reduce the redemption price or the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in a currency other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal of, and interest on, such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder of notes in any material respect;

(2) provide for the assumption by a successor corporation as described above under the heading “—Consolidation, merger and sale of assets;”

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any other change that does not adversely affect the rights of any holder;

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8) appoint a successor trustee with respect to the notes; or

(9) conform the provisions of the indenture to the “Description of notes” section in the preliminary prospectus, as supplemented by the related pricing term sheet, as set forth in an officers’ certificate.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change purchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR; provided that the trustee will have no obligation to determine whether any such filing has occurred. Delivery of the reports and documents described in the preceding sentence to the trustee is for informational purposes only, and the trustee’s receipt of any such document will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants contained in the indenture (as to which the trustee is entitled to conclusively rely on an officers’ certificate).

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, or the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not and the underwriter is not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of capital stock

The following description of our common stock and preferred stock summarizes the material terms and provisions of our common stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Eighth Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Eighth Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated By-Laws as our by-laws. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized capital stock

Our authorized capital stock consists of 100,000,000 shares of our common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of March 31, 2011 after giving effect to the Acquisition, we had 47,027,200 shares of common stock outstanding and no shares of preferred stock outstanding.

Common stock

Voting

Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We have never declared or paid cash dividends on our capital stock. We do not intend to pay cash dividends in the foreseeable future.

Liquidation and dissolution

Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at the time.

Our rights and restrictions

Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer the stockholder’s shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “PODD.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, of which 40,000 are authorized for issuance of Series A Junior Participating Cumulative Preferred Stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and has the authority to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Certain anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by:

•	persons who are directors and also officers, and

•	employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Staggered board of directors

Our certificate of incorporation and by-laws provide that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Stockholder action; special meeting of stockholders

Our certificate of incorporation provides that our stockholders may not take any action by written consent, but only may take action at duly called annual or special meetings of stockholders. Our by-laws further provide that special meetings of our stockholders may be only called by our board of directors with a majority vote of our board of directors.

Stockholder rights plan; series A junior participating cumulative preferred stock

On November 14, 2008, our board of directors adopted a Stockholder Rights Plan, pursuant to which all stockholders of record as of the close of business on November 15, 2008 received rights to purchase shares of a newly-created series of preferred stock. Each right entitles the registered holder to purchase from us one ten-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company at an exercise price of $35.00 per right, subject to adjustment. Initially each right is attached to and trades with our common stock and is not currently exercisable. Each right will separate and become exercisable upon the earlier of (1) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock (which includes for this purpose stock subject to a derivative transaction or an acquired derivative security), other than as a result of repurchases of stock by us or certain inadvertent actions by a shareholder or (2) the close of business on the tenth business day (or such later day as our board of directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of our common stock.

If a person or group acquires 15% or more of our outstanding common stock, all right holders, except such person or group, will be entitled to acquire our common stock at a discount. In the event that we (i) consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation, (ii) any person consolidates with us, or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) 50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Until a right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units, other securities of ours, other consideration or for common stock of an acquiring company.

Our board of directors may terminate the Stockholder Rights Plan at any time, amend the Stockholder Rights Plan without the approval of any holders of the rights or redeem the rights prior to the time a person or group acquires 15% or more of our common stock. The rights are protected by customary anti-dilution provisions and will expire on November 15, 2018. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Advance notice requirements for stockholder proposals and director nominations

Our by-laws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of our initial public offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our by-laws will also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions, employee benefit plans and stockholder rights plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our certificate of incorporation provides that a director on our board of directors may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors.

Certain material U.S. federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations of the ownership of notes and the shares of our common stock into which the notes may be converted. This summary deals only with a note or share of our common stock held as a capital asset by a holder who purchases the notes on original issuance at their issue price (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and does not represent a detailed description of the U.S. federal income tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated or conversion transaction or a straddle or a person deemed to sell notes or our common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, or the Code;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	an entity that is treated as a partnership for U.S. federal income tax purposes;

•	a U.S. person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

The summary is based upon the provisions of the Code, and applicable regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes, does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances and does not address any alternative minimum, state, local, foreign, estate or gift tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or a share of our common stock received upon conversion of the note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of our common stock received upon conversion of the notes that is a non-U.S. resident alien, foreign corporation or a foreign estate or trust for U.S. federal income tax purposes.

If a partnership holds the notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes or shares of our common stock, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership of the notes or shares of our common stock in light of your own specific situation, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. holders

The following discussion is a summary of certain U.S. federal income tax considerations that are applicable to you if you are a U.S. holder of notes or common stock.

Payment of interest

We expect, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, you will be required, regardless of your method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest.

Sale, exchange, redemption, or other taxable disposition of notes

Except as provided below under “—Conversion of notes into common stock” and “—Conversion of notes into a combination of cash and common stock” you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less an amount equal to any accrued interest, which will be treated as such) upon the sale, exchange, redemption or other taxable disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If you are an individual and, at the time of the sale, exchange, redemption or other taxable disposition, have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited under the Code.

Exchange in lieu of conversion

If a U.S. holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers cash, common stock or a combination of cash and common stock in exchange for the notes, the holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, exchange, redemption or other taxable disposition of notes.” In such case, a U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Conversion of notes into common stock

A conversion of a note solely into common stock and cash in lieu of a fractional share of common stock will generally not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share) and the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest (as described above).

Your tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion of notes into cash

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “—Sale, exchange, redemption or other taxable disposition of notes”).

Conversion of notes into a combination of cash and common stock

If a combination of cash and common stock is received in exchange for your notes upon conversion, the tax consequences thereof are not entirely clear. We intend to take the position that the conversion should be treated as a recapitalization. In this case, gain, but not loss, would be realized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which would be treated as such) over your adjusted tax basis in the note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally would be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of our common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value, but including any basis allocable to a fractional share) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for shares of our common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the notes into cash and common stock are possible. For example, the conversion of a note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion, including any alternative treatments.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payment of cash dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest could be treated as a deemed taxable dividend to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate holders. It is also not clear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. See discussion under “—Common stock” below.

Possible effect of a consolidation or merger

In certain situations, we may be obligated to provide for the conversion of the notes into shares of a public acquirer. Depending on the circumstances, such modification could result in a deemed exchange of your note for a modified note treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common stock

Dividends. Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to dividends you receive for taxable years beginning before January 1, 2013, if you are an individual, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. If you are a corporation, dividends you receive may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, Exchange or Other Taxable Disposition of Common Stock. Upon the sale, exchange or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limitations under the Code.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of our common stock and to the proceeds of a sale of a note or shares of our common stock paid to you unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your correct taxpayer identification number, certification of exempt status, or if you fail to report in full interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the IRS).

New legislation

Newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest, dividends and capital gains from the sale or other disposition of notes or common stock for taxable years beginning after

December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes and our common stock.

Non-U.S. holders

The following is a summary of certain U.S. federal tax considerations applicable to you if you are a non-U.S. holder of notes or shares of our common stock.

Payments of interest

U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you generally will be subject to 30% U.S. federal withholding tax, unless you provide a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States and includible in your gross income.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax described above, provided the certification requirements discussed above in “—Payments of interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Dividends and constructive dividends

Any dividends paid to you with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes including, without limitation, adjustments if cash dividends are paid to holders of our common stock, see “—U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Because a constructive dividend you are deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, cash or shares of our common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to you. Dividends that are effectively connected with the conduct of a trade or business within the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption, conversion or other disposition of notes or shares of common stock

Any gain recognized on the sale, exchange, redemption or other taxable disposition of a note or share of our common stock as well as upon the conversion of a note into cash or into a combination of cash and stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Amounts that you receive on the sale, exchange, redemption, conversion or other disposition of a note that are attributable to accrued interest will not give rise to gain, as described above, but will instead be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of interest.”

We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you an IRS Form W-8BEN (or other applicable form), and certification under penalties of perjury that you are not a United States person.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note or common stock made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

New legislation

Under recently enacted legislation, a relevant withholding agent may be required to withhold 30% of any dividends (including constructive dividends) and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (as specially defined for this purpose) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership of our common stock.

Underwriting

We will enter into an underwriting agreement with J.P. Morgan Securities LLC. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to J.P. Morgan Securities LLC, and J.P. Morgan Securities LLC has agreed to purchase from us, $125,000,000 principal amount of notes.

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased. The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriter may offer the notes to selected dealers at the public offering price minus a concession of up to 1.8% of the principal amount. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of its affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriter in connection with this offering, assuming both no exercise and full exercise of the underwriter’s over-allotment option described below.

Paid by us

	No	Full
	exercise	exercise

Per note	$30	$30
Total	$3,750,000	$4,312,500

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $500,000.

Over-allotment option

We have granted the underwriter the right to purchase, exercisable within a 30-day period, up to an additional $18,750,000 principal amount of notes, solely to cover over-allotments. If any additional notes are purchased with this over-allotment option, the underwriter will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may discontinue any market-making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sale of similar securities

We have agreed that, for a period of 90 days after the date of this prospectus, we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, other than (A) any notes to be issued, offered and sold hereunder and any shares of our common stock issuable upon the conversion of such notes, (B) any shares of our common stock issued upon the exercise of options granted under employee stock option plans existing on the date of this prospectus, (C) any shares of our common stock issued upon exercise of any warrants outstanding on the date of this prospectus, (D) any employee stock options or restricted stock issued pursuant to employee stock option plans existing at the date of this prospectus, (E) the shares of our common stock issued upon conversion or exchange of outstanding convertible notes pursuant to the terms of the instruments governing such securities as in effect on the date of this prospectus, (F) any of our securities issued upon the conversion, swap or exchange of convertible notes outstanding as of the date of this prospectus, (G) the filing and effectiveness under the Securities Act of any registration statement on Form S-8 relating to inducement grants made by us prior to the date of this prospectus and (H) any shares of common stock to be offered and sold in the Selling Stockholder Offering.

In addition, our directors and executive officers have entered into lock up agreements with the underwriter pursuant to which they have agreed that, without the prior written consent of J.P. Morgan Securities LLC, they will not, during the period ending 90 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities of ours which may be deemed to be beneficially owned by the directors and executive officers in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities of ours, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities of ours, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, our directors and executive officers may transfer their shares of our common stock or securities convertible into or exchangeable for our common stock (1) pursuant to a Trading Plan under Rule 10b5-1 of the Exchange Act (a “10b5-1 Trading Plan”) of the director or executive officer in effect on the date of this prospectus, (2) as a bona fide gift or gifts or by will or intestacy, or (3) to any trust for the direct or indirect benefit of the director or executive officer or an immediate family.

In addition, notwithstanding the foregoing, the director or executive officer may enter into a new 10b5-1 Trading Plan so long as (a) the director or executive officer will not, during the period ending 90 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities of ours which may be deemed to be beneficially owned by the director or executive officer in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities of ours, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities of ours, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock and (b) no filing or other public announcement by any party (donor, donee, transferor, transferee, pledgor or pledgee) under the Exchange Act shall be required or shall be voluntarily made in connection with such entry into a new 10b5-1 Trading Plan.

Concurrent common stock offering

Concurrently with this offering, certain of our stockholders who received shares of our common stock as partial consideration in connection with the Acquisition are offering 1,153,420 shares of our common stock in an underwritten public offering. Any such sales of our common stock in the public market may affect the price of our common stock, the trading price of the notes or the initial conversion rate of the notes. The consummation of the offering of notes and the concurrent offering of our common stock are not contingent on each other.

Price stabilization and short positions; repurchase of common stock

In connection with the offering of the notes, the underwriter may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock. See “Use of proceeds.”

Foreign jurisdictions

With respect to offers and sales of our securities that are the subject of this prospectus:

•	offers or sales of any of such securities to persons in the United Kingdom are prohibited in circumstances which have resulted in or will result in such securities being or becoming the subject of an offer of transferable securities to the public as defined in Section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA

•	all applicable provisions of the FSMA must be complied with, with respect to anything done in relation to such securities in, from or otherwise involving the United Kingdom; and

•	any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received in connection with the issue or sale of such securities shall only be communicated, or be caused to be communicated, in circumstances in which Section 21(1) of the FSMA does not apply to us.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of our securities which are the subject of this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Other relationships

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Securities LLC is acting as sole book-running manager of the concurrent offering by certain of our stockholders of 1,153,420 shares of our common stock in an underwritten public offering.

In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters relating to the notes offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York and Menlo Park, California.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal controls over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Neighborhood Diabetes as of June 30, 2010 and 2009 and for each of the three years in the period ended June 30, 2010, incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on June 7, 2011, have been audited by Cowan Bolduc Doherty LLC, independent public accounting firm, as stated in its report with respect thereto also incorporated in this prospectus by reference to such Current Report.

Incorporation of documents by reference

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of Form 8-K), until we have sold all of the notes to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which was filed with the SEC on May 10, 2011 and amended on June 10, 2011;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on March 10, 2011;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on March 11, 2011;

•	Current Reports on Form 8-K (other than information furnished and not filed), which were filed with the SEC on January 10, 2011, May 6, 2011 and June 7, 2011;

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed on May 11, 2007, and all amendments and reports updating such description; and

•	The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A, which was filed on November 20, 2008, and amended registration statement on Form 8-A/A, which was filed on September 28, 2009, and all amendments and reports filed for the purpose of updating such description.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Attn: Secretary

You should rely only on the information included or incorporated by reference in or provided in accordance with, this prospectus.

Where you can find more information

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the materials we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s Internet site at http://www.sec.gov.

Our website is www.insulet.com. We make our annual reports, quarterly reports, current reports, and proxy statements available free of charge on our website as soon as reasonably practicable as we file these reports with the SEC. Information contained on, or accessible through, our website is not incorporated herein or a part of this prospectus, expect as explicitly incorporated by reference in “Incorporation of documents by reference.”

$125,000,000

3.75% Convertible Notes due 2016

INSULET CORPORATION

Prospectus

Sole book-running manager

J.P. Morgan

June 23, 2011

We have not and the underwriter has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the notes.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the notes or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.